Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 17, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of SeaChange International, Inc., which appears in SeaChange International, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2006.

/s/ PricewaterhouseCooopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

August 4, 2006